UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

1930 Village Center Circle #3-6189, Las Vegas, NV 89134
(Address of principal executive offices) (zip code)

(424) 253-9991
(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01. Other Events

(1)

The Company is working with multiple entities that are engaged or desire to be engaged in the cannabis industry in California. As part of the services rendered, we are typically compensated with up to a 9.9% stake in the client’s company. However, the State of California licensing requirements require all licensing applications to include any person or entity that owns greater than 5% of a publicly traded entity and limits any person or entity to a total of 4 acres of total canopy space for cultivation. As such, in order not to limit the number of clients we can be engaged by, we are limiting any position to a 4.9% stake in all of our clients that are engaged in the cannabis business in California.

(2)

According to “The Cannabis Industry Annual Report: 2017 Legal Marijuana Outlook”, the legal cannabis market was worth an estimated $7.2 billion in 2016 and is projected to grow at a compound annual rate of 17%. Medical marijuana sales are projected to grow from $4.7 billion in 2016 to $13.3 billion in 2020. Adult recreational sales are estimated to jump from $2.6 billion in 2016 to $11.2 billion by 2020. Based on this expected growth and demand, the company will primarily focus on cannabis related clients and take on only other clients that have the potential to up-list to the NYSE or NASDAQ. The Company is currently working with 2 clients outside of cannabis sector.

	a.	Elder Care– which currently operates edler care housing in California. One of the founders also founded an entity that is currently trading on the NYSE and that our officers assisted with the initial reverse merger.

	b.	Television production – the client creates and distributes both unscripted and scripted television programming whose principals have sold shows to Fox and Sony.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: September 28, 2017	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO

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